Exhibit 99.1

COMPANY PRESS RELEASE

Arête Industries, Inc. Announces Conversion of Officers and Directors Debt

For Immediate Release

Wednesday, May 2, 2011

WESTMINSTER, Colorado, May 2, 2011 (Business Wire) Arête Industries, Inc. (OTC-QB: ARETD) announced that on May 2, 2011, that three of its officers/directors have agreed to convert $500,000 of the debt owed to them from the Company in exchange for 62,500 shares of common stock at $8.00 per share.

The Board of Directors voted to allow Donald W. Prosser, Chief Executive Officer; Charles B. Davis, Chief Operating Officer; and William Stewart, Corporate Secretary to convert $500,000 of debt, owed to them, in exchange for 62,500 shares of common shares or $8.00 per share. These shares will be 144 stock and subject to a one year lock-up period. The $8.00 conversion price is 1.127% premium to the Friday April 29, 2011 close price.

 “The conversion of this debt is part of our capital plan for 2011. We believe it demonstrates our confidence in our future.  As part of our operating plan we are in the process of completing the purchase of the oil and gas properties in the next several weeks and finalizing the commitment for our banking credit line” stated Donald W. Prosser, Chief Executive Officer and Chairman of Arête Industries, Inc.

About the Company

Arête Industries, Inc. is a publicly traded company. The Company is the operator of a gas gathering system and is in the process of buying oil and gas properties in the Rocky Mountain Region of the United States.

Statement as to Forward Looking Statements.

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Arête’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, Arête’s inability to meet the conditions to acquiring its current business including providing financing to provide for servicing current and new contracts; unexpected difficulties encountered in the investment market, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in their businesses that are detailed in their Securities and Exchange Commission (“SEC”) filings.

For Further Information Contact:

Company Contact: Arête Industries, Inc.

Donald W. Prosser, CEO
Email: dprosser@areteindustries.com

Arête Industries, Inc.
P. O. Box 141
Westminster, Colorado 80036
Voice: 303-427-8688
www.areteindustries.com